Bonds.com Group, Inc. 8-K

Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE ("Agreement") is made this 19th day of March, 2010, by and between (a) William Bass (“Bass”) and (b) Bonds.com Group, Inc. and Bonds.com Holdings, Inc. f/k/a Bonds Financial, Inc. (together “the Company”).

WHEREAS, Bass has filed two lawsuits against the Company and Bonds.com Inc.: (a) William M. Bass v. Bonds Financial, Inc., et al, Palm Beach County Florida Case No. 502008CA026153; and (b) William M. Bass v. Bonds Financial, Inc., et al, United States District Court, Southern District of Florida, Case No. 09-80631-CIV-COHN-SELTZER (“the Lawsuits”);

WHEREAS, the parties are entering into this Agreement for the purposes of settling, compromising and resolving any and all claims Bass may have against the Company and the Releasees (as defined below);

WHEREAS, the Releasees are intended third-party beneficiaries of this Agreement; and

WHEREAS, in exchange for the dismissal of the Lawsuits and the execution of this Agreement by Bass, the Company has agreed to provide Bass with certain consideration which it is not otherwise obligated to provide.

NOW, THEREFORE, in consideration of the execution of this Settlement Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

1.           Recitals.  The above recitals are true and correct and are incorporated into this Agreement by reference.

2.           Settlement Package.  As consideration for this Agreement, the Company agrees to the following cash and stock option components (“Settlement Package”):

a.           Cash Component. The Company agrees to pay the following as the cash component of this settlement (“Cash Component”):

i.           Non-Contingent Cash Payment.  The Company shall pay to Bass the gross amount of $315,000.00 (“Non-Contingent Cash Payment”).  The first two payments shall be in the amount of $14,000.00 with the first payment to be made no later than March 15, 2010, and the second payment to be made no later than April 15, 2010.  Thereafter, the remainder of the payments shall be made in equal monthly installments of $7,000.00 over 41 months due on or before the 15th of each month.  The Company shall be entitled to a 6% discount on the remaining balance in the event that the Company pays off the entire remaining balance before the final payment is due.  The Company shall not be in default of its obligation to pay any monthly payment to Bass unless either: (a) the Company fails, within twenty (20) days of its receipt of a Default Notice (as defined below), to cure such payment default; or (b) the Company fails to timely make a monthly payment after receipt of and curing pursuant to three Default Notices (“Company Default”).  For purposes of this Section, a “Default Notice” shall mean a written notice setting forth the amount of the claimed payment default and its due date, and such notice is given to the Company by Bass in the manner set forth in Section 23 below.  In the event of a Company Default, the Company immediately owes Bass $415,000 less any payments made, and hereby consents to the entry of a judgment in that amount in the event of a Company Default.  In addition, Bass may exercise any other right, power, or remedy, permitted to him by law, either by suit in equity or by action at law, or both.

ii.           Contingent Cash Payments.

1.           The Company shall pay $50,000.00 to Bass subject to the satisfaction of either of the following contingencies: (a) Bonds.com, Inc. achieves $5,000,000.00 or more in gross revenues for calendar year 2010 (which coincides with Bonds.com, Inc.’s fiscal year); or (b) Bonds.com, Inc. achieves $500,000.00 or more in profit for calendar year 2010.  If applicable, said payment shall occur on or before March 1, 2011.

2.           The Company shall pay $50,000.00 to Bass subject to the satisfaction of either of the following contingencies: (a) Bonds.com, Inc. achieves $7,000,000.00 or more in gross revenues for calendar year 2011 (which coincides with Bonds.com, Inc.’s fiscal year); or (b) Bonds.com, Inc. achieves $1,000,000.00 or more in profit for calendar year 2011.  If applicable, said payment shall occur on or before March 1, 2012.

3.           The gross revenue and profit figures in the above contingencies shall be determined based upon the audited financial statements for the Company for the applicable fiscal year.

4.           In the event of a Company Default, the Company shall not be obligated to make any of the contingent cash payments above.

b.           Tax Consequences of Cash Component.  The parties will treat the Cash Component of the Settlement Package with the following tax consequences:

i.           As for the Non-Contingent Cash Payment, the gross amount of $251,458 shall be considered payment for Bass’s lost wages claims, and, if any Contingent Cash Payment is made, the gross amount of $50,000 per payment shall be considered payment for Bass’s lost wages claims (“Wage Payment”).  These entire amounts shall be subject to the usual taxes and withholdings on wages. The Company shall issue W-2 forms to Bass for these amounts.

ii.           As for the Non-Contingent Cash Payment, the gross amount of $50,000 shall be considered payment for Bass's claims for emotional distress and other compensatory damages, punitive damages, attorney’s fees, and costs and all other damages, debts, and/or losses Bass is claiming. The Company shall issue separate 1099 tax forms to Bass for these amounts.

iii.           As for the Non-Contingent Cash Payment, $13,542 is reimbursement of business expenses advanced by Bass.  The Company shall treat this payment for reporting purposes according to its usual practice.

iv.           The Non-Contingent Cash payments will be allocated as follows:

2010           $70,733 Wage Payment

$13,267 Business Expense Reimbursement

2011           $84,000 Wage Payment

2012           $84,000 Wage Payment

2013           $13,000 Wage Payment

$50,000 Non-Wage Payment

Total          $315,000

v.           All  Contingent Cash Payments will be Wage Payments.

vi.           Bass will provide a completed W-4 form with this Agreement.

vii.           If there is any change in the Internal Revenue Code, Treasury Regulations, instructions to IRS forms or other applicable IRS authority that requires reporting to the IRS in a matter different from that set forth above, the Company shall report payments to the IRS in compliance with the changed reporting requirements.

c.           Stock Option Component.  The Company will issue to Bass options to purchase 1,500,000 shares of the Company's Common Stock at an exercise price of $0.375 per share, pursuant to and on the terms and conditions of a Stock Option Agreement in the form of Exhibit A attached hereto.

d.           Logistics for Cash Component Payments.  All cash component payments made under this Agreement shall be sent via regular U.S. Mail to Bass at the address shown in Section 23 of this Agreement and shall be made by check payable to “William Bass”.  All payments by the Company shall be considered timely if postmarked on or before the applicable deadline for such payment.

3.           Release.

a.           As a material inducement to the Company to provide the Settlement Package, Bass, for himself and his heirs, executors, personal representatives, administrators, assigns and anyone claiming by or through him/her (hereinafter collectively referred to as “the Releasors”), hereby irrevocably and unconditionally forever releases, waives and forever discharges the Company, Bonds.com Inc., Bonds.com, LLC, and Insight Capital Management, LLC, and each of their respective predecessors, successors, parents, subsidiaries, affiliates, members, insurers, benefits plans, assigns, directors, officers, shareholders, trustees, administrators, employees, representatives, agents, and insurers (hereinafter collectively referred to as "the Releasees") from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasors have ever had or now have, from the beginning of time through the date Bass executes this Agreement (collectively, “the Released Claims”).  The Released Claims include, but are not limited to, all claims arising out of or related to Bass’s employment with the Company, termination of employment, continued or future employment; all claims related to the payment of wages, salary or any other remuneration or payment; all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); §725.07, Florida Statutes; the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); and any other federal or state whistle-blower statute or regulation; the Florida Civil Rights Act of 1992 (Chapter 760, Florida Statutes, as amended); any provision of Chapters 250, 440, 443, 447, 448, and 760 of Florida Statutes; the Florida General Labor Regulations, as amended; any local ordinance, law, rule or regulation; workers’ compensation statutes; and any other federal, state or local statute, rule, regulation or ordinance; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Releasees received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees and costs.

b.       All rights in this Agreement and any agreement applicable to any of Bass’s stock options or stock are excluded from this release, except as referenced within this subsection.  The parties hereby acknowledge and agree that, of the options to purchase 1,652,899 shares of Common Stock (after taking into account the stock split in December 2007) that were originally granted under Bass’s original Stock Option Agreement dated February 1, 2007 (“the Original Option Agreement”), only options to purchase 413,225 shares of Common Stock have vested, and the options for the remaining 1,239,674 shares of Common Stock terminated prior to such shares becoming vested.  Notwithstanding anything contained herein or in the Original Option Agreement to the contrary, Bass hereby releases and waives any and all rights he may have with respect to the option to purchase such 1,239,674 shares of Common Stock.  The parties further acknowledge and agree that Bass’s existing vested options to purchase 413,225 shares of Common Stock shall continue to be governed by the Original Option Agreement, including the original purchase price of $0.50 per share.

4.           Dismissal of the Lawsuits.  Bass agrees that he will authorize and direct his attorney to sign the Stipulations of Dismissal with Prejudice that are attached hereto as Exhibits B and C requesting that the Lawsuits be dismissed with prejudice and to take no further action in prosecution of the cases.  Said Stipulations of Dismissal shall be filed with the Courts within seven (7) days after the Company has delivered the first payment referenced in paragraph 2 of this Agreement to Bass.

5.           Other Claims and Charges.  With the exception of the Lawsuits and the Charge of Discrimination Bass filed with the Equal Employment Opportunity Commission, Florida Commission on Human Relations, and the Broward County Civil Rights Division on October 1, 2008, Bass represents that he has not filed any complaint, claim or charge against the Company or any of the Releasees or with the Equal Employment Opportunity Commission, the Florida Commission on Human Relations, the Federal or Florida Department of Labor, or with any other local, state or federal agency or court.  Bass agrees that, if any such agency or court assumes the prosecution or jurisdiction of any complaint or charge against the Company or any of the Releasees, Bass will immediately dismiss the complaint or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter.  In the event Bass should fail or refuse to undertake these obligations, Bass agrees that this Agreement shall operate to effectuate Bass's dismissal or withdrawal of such complaint, charge or claim and that Bass will forward to the Company any monies Bass receives from such complaint, charge or claim.

6.           Tax Considerations. The Company and the Releasees make no representations of any character regarding the character of the Severance Package or any of its components for purposes of local, state or federal tax purposes, including income tax.    Each party to this Agreement is responsible for its own tax obligations.

7.           Necessary Action.  At all times after the execution of this Agreement, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby.

8.           Adequacy of Consideration; No Obligations.  Bass understands that the Settlement Package provided hereunder by the Company is discretionary in nature, is not an admission of liability, is not required of the Company in the absence of this Agreement and constitutes adequate and the sole consideration for the Agreement, including Bass’s releasing and dismissing any and all of his claims (actual or potential) against the Company and the Releasees.  For avoidance of doubt, Bass also acknowledges and agrees that none of the Releasees (including but not limited to Bonds.com, Inc.) other than the Company has any obligations under this Agreement

9.           Complete Bar.  Bass agrees that the Releasees may plead this Agreement as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.

10.           Confidentiality.  The parties agree to keep the terms and amount of the settlement and the terms of this Agreement (collectively, “the Confidential Information”) in strict confidence and shall not disclose the Confidential Information to any person or entity, including but not limited to (a) any current or former employee of the Company or (b) any member of the news media.  Either party may disclose Confidential Information as required by any government agency or pursuant to subpoena.  Once Confidential Information is disclosed by the Company in a filing with the SEC or the equivalent it is no longer Confidential Information and is no longer subject to any restriction other than that Bass will not affirmatively publicize the terms of this Agreement by issuing a press release, holding a press conference or the equivalent.  Bass may discuss the Confidential Information with his wife, attorney, government agency representative, and/or accountant, but only if Bass requires and warrants that his wife, attorney and/or accountant will maintain this strict confidentiality.  The Company may discuss the Confidential Information with any Company employee or advisor, or investor or potential investor, reasonably entitled to know.  Bass warrants and represents that, from the time Mediation began through his execution of this Agreement, he has not disclosed to any person or entity (other than his wife, attorneys and/or accountant) any settlement offers made by either party or the Confidential Information to any third person other than his wife, attorney and/or accountant.

11.           Non-Disparagement.

a.            Bass agrees to refrain from making any disparaging statements, written or oral, to any person or entity regarding the Company or its policies, practices, processes, operations, facilities, former or current directors, officers, management, or employees, except pursuant to court order or validly issued subpoena.  Both parties agree that the damages to the Company that would result from a breach by Bass of this non-disparagement provision are not reasonably capable of measurement.  In the event that a Court finds Bass to have breached this non-disparagement provision after Bass executes this Agreement, the parties agree that the Court shall award the Company the minimum sum of $10,000.00 per occurrence as liquidated damages.

b.            John Barry IV, John Barry III, and Christopher Loughlin (“Corporate Individuals”) agree to refrain from making any disparaging statements, written or oral, to any person or entity regarding Bass, except pursuant to court order or validly issued subpoena.  Both parties agree that the damages to Bass that would result from a breach by any of the Corporate Individuals of this non-disparagement provision are not reasonably capable of measurement.  In the event that a Court finds any of the Corporate Individuals to have breached this non-disparagement provision after they execute this Agreement, the parties agree that the Court shall award Bass the minimum sum of $10,000.00 per occurrence as liquidated damages.  The Corporate Individuals are signing this Agreement for the limited purpose of binding themselves to this non-disparagement provision.

12.           No Admission of Liability.  Bass understands and agrees that the Company and the Releasees admit no liability with respect to any claim related to or arising out of his employment or any other matters.

13.           Entire Agreement.  This Agreement contains the entire agreement between the parties and may be modified only in a writing executed in the same manner as the original Agreement.  No agreements, representations, or statements of any party not contained herein shall be binding on such party; and, to that end, Bass acknowledges and agrees that there are no prior or contemporaneous agreements or representations of any character, written or oral, relating to the subject matter of this Agreement.

14.           No Reliance.  The parties agree that no inducements, statements or representations have been made that are not set forth in this Agreement and that they did not rely on any inducements, statements or representations not set forth herein.  Bass further declares that he is of sound mind and body to enter into this Agreement, that he is aware that this Agreement has significant legal meaning, and that he enters into this Agreement freely and voluntarily.

15.           Enforcement.  Bass, the Company, and the Releasees shall have the right specifically to enforce this Agreement, except for provisions which subsequently may be held invalid or unenforceable.

16.           Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, as they are applied to contracts made and to be wholly performed in this state, regardless of choice of law principles to the contrary.

17.           Construction and Interpretation.  The parties agree that this Agreement is the product of negotiations between both parties and their counsel.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.  As used in this Agreement, the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

18.           Forum Selection.  In the event of a breach of this Agreement by either party, the other party shall be entitled to seek enforcement of this Agreement exclusively before a state or federal court of competent jurisdiction located in Broward County,
Florida.  This Agreement shall not be construed to waive any right of removal that may apply to any action filed in state court by either party to this Agreement.

19.           Attorney's Fees.  In the event a breach of the Agreement is proven, the non-breaching party may recover, in addition to damages, the reasonable costs and fees, including attorney’s fees, incurred in establishing the breach and securing judicial relief.  In the event that the provisions of this Agreement are breached, the non-breaching party may recover damages for the breach without waiving the right to insist on the breaching party’s continued fulfillment of all other obligations under the Agreement.

20.           Savings Provision.  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall remain valid unless declared otherwise by the court.  Any part, term or provision which is determined to be illegal or invalid shall be deemed not to be a part of this Agreement.

21.           No Assignment.  Bass represents that Bass has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or any portion thereof or interest therein.  All rights and obligations of this Agreement are binding on and benefit the Company’s successors and Bass’s heirs and estate.

22.           Binding Nature. This Agreement shall be binding upon Bass and the Company and their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefits of the Company and the Releasees.

23.           Notices.   All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when either: (a) hand delivered, in person or by a recognized courier or delivery service; (b) when telefaxed to the recipient's correct telefax number (with receipt confirmed); or (c) when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:	President
Bonds.com Group, Inc.
1515 South Federal Highway, Suite 212
Boca Raton, Florida

With a copy to:	S. Gordon Hill, Esq.
Hill, Ward & Henderson, P.A.
3700 Bank of America Plaza 101 East Kennedy Boulevard
Tampa, Florida 33629
Fax: (813) 221-2900

If to Bass, to:	William E. Bass
7813 Pinecrest Ct.
Fairview, TN 37062

With a copy to:	James P. Golden, Esq.
Golden Hamburg & Golden, P.C.
1601 Market Street, Suite 3310
Philadelphia, PA 19103-1443

24.           Acknowledgements.  Bass represents that he has carefully read and fully understands all the provisions of this Agreement, that he is entering into this Agreement voluntarily, and that he has consulted with an attorney of his choice and at his expense before executing it.

25.           Further Assurances.  The parties will execute whatever documents are necessary to effectuate the intent of this Agreement.

NOW, THEREFORE, Bass and the Company have executed this Settlement Agreement, freely and voluntarily, as of the date first written above.

/s/ William M. Bass	March 12, 2010
WILLIAM M. BASS	DATE

BONDS.COM GROUP, INC.

By:	/s/ Michael Sanderson	March 18, 2010
DATE
Title:	Chief Executive Officer

BONDS.COM HOLDINGS, INC. F/K/A BONDS FINANCIAL, INC.

By:	/s/ Michael Sanderson	March 18, 2010
DATE
Title:	Chief Finanical Officer

The individuals below are signing for purposes of Section 11(b):

/s/ John Barry, IV	March 18, 2010
JOHN BARRY, IV	DATE

/s/ John Barry, III	March 17, 2010
JOHN BARRY, III	DATE

/s/ Christopher Loughlin	March 19, 2010
CHRISTOPHER LOUGHLIN	DATE

Exhibit A

Stock Option Agreement

[See Attached]